Filed pursuant to Rule 424(b)(3)
Registration No. 333-233677 and
Registration No. 333-215602

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectuses are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 10, 2020.

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus dated October 11, 2019 (SEC File No. 333-233677)

To Prospectus dated May 2, 2018 (SEC File No. 333-215602)

8,548,485 shares

Amplify Energy Corp.

Common Stock

This prospectus supplement relates to the offer and resale of up to an aggregate of 8,548,485 shares of common stock, par value $0.01 per share, of Amplify Energy Corp. by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “AMPY.” On December 9, 2020, the closing price of our common stock on the New York Stock Exchange was $1.34 per share.

Investing in our common stock involves risks. See the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectuses as well as the information incorporated by reference into this prospectus supplement and the base prospectuses to read about risk factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

We will not receive any of the proceeds from the sale of shares by such selling stockholders.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying base prospectuses. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is December     , 2020

Prospectus Supplement

Prospectus

Prospectus

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus filed under SEC File No. 333-233677 (the “Amplify Base Prospectus”) and the accompanying base prospectus filed under SEC File No. 333-215602 (the “Midstates Base Prospectus” and, together with the Amplify Base Prospectus, the “base prospectuses”) and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectuses. The second part is the accompanying base prospectuses, which, among other things, give more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying base prospectuses combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectuses, the information in this prospectus supplement controls. Before you invest in our common stock, you should carefully read this prospectus supplement, along with the accompanying base prospectuses, in addition to the information contained in the documents we refer to under the headings “Incorporation of Certain Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying base prospectuses.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectuses or any “free writing prospectus” we may authorize to be delivered to you. Neither we, the selling stockholders, nor the underwriter have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectuses or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectuses, the statement in the document having the later date modifies or supersedes the earlier statement.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus supplement and the documents incorporated by reference herein are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriter have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications.

Use of Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use of non-GAAP financial measures in filings with the SEC and in other public disclosures. These measures are derived on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States of America, or GAAP.

This prospectus supplement presents the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

For purposes of this prospectus supplement, we define Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment expense; accretion of asset retirement obligations; gains or losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; amortization of gain associated with terminated commodity derivatives; acquisition and divestiture related costs; restructuring related costs; reorganization items; unit-based compensation expenses; non-cash loss on leases; exploration costs; loss on settlement of AROs; bad debt expense; severance payments; and write-offs of merger related expenses. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in our industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

For purposes of this prospectus supplement, we define Free Cash Flow as Adjusted EBITDA, less capital expenditures and cash interest expense. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	acquisition and disposition strategy;

•	cash flows and liquidity;

•	financial strategy;

•	ability to replace the reserves we produce through drilling;

•	drilling locations;

•	oil and natural gas reserves;

•	technology;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	lease operating expense;

•	gathering, processing, and transportation;

•	general and administrative expense;

•	future operating results;

•	ability to procure drilling and production equipment;

•	ability to procure oil field labor;

•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	ability to access capital markets;

•	marketing of oil, natural gas and NGLs;

•	risks relating to transportation and storage capacity constraints;

•	risks relating to production curtailment;

•	a sustained decrease or further decline in the demand for oil and natural gas;

•	acts of God, fires, earthquakes, storms, floods, other adverse weather conditions, war, acts of terrorism, military operations, or national emergency;

•	the occurrence or threat of epidemic or pandemic diseases, such as the ongoing novel coronavirus (“COVID-19”) pandemic, or any government response to such occurrence or threat;

•	expectations regarding general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	expectations regarding governmental regulation and taxation;

•	expectations regarding developments in oil-producing and natural-gas producing countries; and

•	plans, objectives, expectations and intentions.

All statements, other than statements of historical fact, included in this prospectus supplement and the documents we incorporate by reference, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following risks and uncertainties:

•	our results of evaluation and implementation of strategic alternatives;

•	risks related to a redetermination of the borrowing base under our senior secured reserve-based revolving credit facility;

•	our ability to access funds on acceptable terms, if at all, because of the terms and conditions governing our indebtedness, including financial covenants;

•	our ability to satisfy debt obligations;

•	volatility in the prices for oil, natural gas, and NGLs, including further or sustained declines in commodity prices;

•	the potential for additional impairments due to continuing or future declines in oil, natural gas and NGL prices;

•	the uncertainty inherent in estimating quantities of oil, natural gas and NGLs reserves;

•	our substantial future capital requirements, which may be subject to limited availability of financing;

•	the uncertainty inherent in the development and production of oil and natural gas;

•	our need to make accretive acquisitions or substantial capital expenditures to maintain our declining asset base;

•	the existence of unanticipated liabilities or problems relating to acquired or divested businesses or properties;

•	potential acquisitions, including our ability to make acquisitions on favorable terms or to integrate acquired properties;

•

the consequences of changes we have made, or may make from time to time in the future, to our capital expenditure budget, including the impact of those changes on our production levels, reserves, results of operations and liquidity;

•	potential shortages of, or increased costs for, drilling and production equipment and supply materials for production, such as CO2;

•	potential difficulties in the marketing of oil and natural gas;

•	changes to the financial condition of counterparties;

•	uncertainties surrounding the success of our secondary and tertiary recovery efforts;

•	competition in the oil and natural gas industry;

•	general political and economic conditions, globally and in the jurisdictions in which we operate;

•	the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing;

•	the risk that our hedging strategy may be ineffective or may reduce our income;

•	the cost and availability of insurance as well as operating risks that may not be covered by an effective indemnity or insurance; and

•	actions of third-party co-owners of interests in properties in which we also own an interest.

The forward-looking statements contained in this prospectus supplement and the documents we incorporate by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Part I-Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, page 38 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, page 39 of our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, and page 40 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2020. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) incorporated by reference in this prospectus supplement and the accompanying base prospectuses. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying base prospectuses, our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q to determine wither an investment in our common stock is appropriate for you.

Except as otherwise indicated or required by the context, all references in this prospectus supplement to the “Company,” “we,” “us” or “our” refer to Amplify Energy Corp. and its consolidated subsidiaries. References in this prospectus supplement to the “selling stockholders” refer to the entities identified as selling stockholders in “Selling Stockholders.”

Amplify Energy Corp.

Overview

We are an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Our business activities are conducted through Amplify Energy Operating LLC, our wholly owned subsidiary, and its wholly owned subsidiaries, and we operate in one reportable segment. Our assets consist primarily of producing oil and natural gas properties and are located in Oklahoma, Texas, Louisiana, Wyoming and offshore California. Most of our oil and natural gas properties are located in large, mature oil and natural gas reservoirs. A thorough description of our business may be found under the heading “Item 1. Business” beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2019.

Select Operational Results and Market Comparisons

Our business model remains focused on low-decline, mature assets that require minimal capital spending. We believe that we are well positioned to continue generating significant free cash flow from the continued realization and execution of our production optimization and cost reduction initiatives and our disciplined commodity hedging program, which demonstrate the sustainable value of our long-lived, low-decline assets. Our mature proved developed producing oil and natural gas reserves are projected to decline at an average rate of approximately 7% per year over the next ten years. As such, our assets have a proved developed reserve to production life, or PD R/P, of approximately 13 years, a figure that we believe to be over two times the average PD R/P of our selected peer group.1 We plan to capitalize on our low decline properties and low maintenance capital requirement by generating material free cash flow to improve our balance sheet and to increase shareholder value over the long-term.

We further believe that we deliver the highest free cash flow yield of our peers. In the third quarter of 2020, we generated $16 million of free cash flow, resulting in an annualized free cash flow yield of 221%, as compared to our peer group average of approximately 51.5%. For this same period, we generated an annualized cash flow from operating activities yield of 284%. Our strong free cash flow yield is driven by our commitment to operational efficiency, our robust hedging program, and the low capital requirements of our oil and natural gas properties. In the third quarter of 2020, we reduced year over year lease operating expense by $18 million. In the

[1]

Our selected peer group consists of Bonanza Creek Energy, Inc. (BCEI); Berry Corp. (BRY); Comstock Resources, Inc. (CRK); Earthstone Energy, Inc. (ESTE); Goodrich Petroleum Corp. (GDP); Magnolia Oil & Gas Corp. (MGY); Penn Virginia Corp. (PVAC); Silverbow Resources, Inc. (SBOW); and W&T Offshore, Inc. (WTI)

same period, we also realized a general and administrative, or G&A, expense of $2.18 per barrel of oil equivalent, or Boe, compared to our peer group average of $2.83 per Boe. Our continued success in operational excellence and corporate efficiency bolster our free cash flow generation and improve our long-term profitability.

Certain of our recent key operating highlights include:

•	In the third quarter of 2020, we delivered a cash margin of approximately 30%, which represents an increase of over 65% since the first quarter of 2020.

•	We have generated approximately $25 million in free cash flow through the first three quarters of 2020. For this same period, we generated $64 million in cash flow from operating activities.

•	Our hedging program has provided approximately $55 million in revenue through the first three quarters of 2020.

•	We are on track to deliver approximately $18 million of lease operating expense savings in the 2020 fiscal year.

•	We are currently delivering approximately $2.5 million in annual G&A savings with an approximately $22 million annual run rate.

•	Beta royalty relief, effective July 1, 2020, adds an additional $7 million in annual revenue assuming $40.00 per barrel NYMEX WTI pricing.

•

We have reduced our debt by approximately $21 million since our spring 2020 revolving credit facility borrowing base redetermination, and as of October 30, 2020, net debt was $243 million, inclusive of $17 million of cash on hand.

•	Our last twelve months, or LTM, EBITDA in the third quarter of 2020 was approximately $90 million. Comparatively, we generated $85 million in cash flow from operating activities for the same period.

•	Our net debt to LTM EBITDA was 2.8x, as compared to net debt to LTM cash flow from operating activities of 3.0x as of September 30, 2020.

The estimates above regarding certain anticipated results for the fourth quarter of 2020 and fiscal year 2020 represent the most current information available to management and do not present all necessary information for an understanding of our expected financial condition as of, and our expected results of operations for, the fourth quarter of 2020 or fiscal year 2020. As a result, our final results may vary from such preliminary estimates. We currently expect that our final results will be near the approximate amounts described above. It is possible, however, that our final results will not be near the approximate amounts. These estimates are not necessarily indicative of any future period and should be read together with “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2019 Annual Report and 2020 Quarterly Reports and our consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

The forecasted financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Our auditors have not audited, reviewed, compiled or performed any procedures with respect to the accompanying forecasted financial data.

Recent Developments

Our fall 2020 revolving credit facility redetermination reaffirmed our borrowing base at $260 million, held flat since the spring 2020 redetermination. This excellent outcome demonstrates the sustainable value of our long-lived, low-decline asset base and bolsters our long-term liquidity position and leverage profile.

Hedging Program Update

Since September 30, 2020, we have added the following hedges:

•	Crude oil swaps totaling 1,395,000 barrels in calendar year 2021 with an average fixed price of $42.73 per barrel.

•

Crude oil three-way collars totaling 270,000 barrels in calendar year 2021 with an average ceiling price of $50.00 per barrel, an average floor price of $40.00 per barrel, and an average sub-floor price of $30.00 per barrel.

•	Crude oil swaps totaling 120,000 barrels in calendar year 2022 with an average fixed price of $43.60 per barrel.

•

Crude oil three-way collars totaling 720,000 barrels in calendar year 2022 with an average ceiling price of $52.70 per barrel, an average floor price of $40.00 per barrel, and an average sub-floor price of $31.00 per barrel.

•	Natural gas swaps totaling 1,080,000 thousand cubic feet, or Mcf, in calendar year 2022 with an average fixed price of $2.68 per Mcf.

•	Natural gas traditional collars totaling 4,740,000 Mcf in calendar year 2022 with an average ceiling price of $3.14 per Mcf and an average floor price of $2.50 per Mcf.

The following table reflects the hedged volumes under our commodity derivative contracts and the average fixed or floor prices at which production is hedged for October 2020 through December 2022, as of November 30, 2020.

	2020	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	1,450,000	925,000	590,000
Weighted Average Fixed Price ($)	$2.26	$2.49	$2.48

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	420,000	925,000	595,000
Weighted Average Floor Price ($)	$2.60	$2.10	$2.37
Weighted Average Ceiling Price ($)	$2.88	$3.28	$3.09

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	600,000	500,000
Weighted Average Spread ($)	$(0.46)	$(0.40)

Oil Swaps:
Average Monthly Volume (Bbls)	199,300	170,000	40,000
Weighted Average Fixed Price ($)	$57.41	$45.67	$52.39

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	14,300
Weighted Average Floor Price ($)	$55.00
Weighted Average Ceiling Price ($)	$62.10
Three-way collars
Average Monthly Volume (Bbls)	30,500	42,500	60,000
Weighted Average Ceiling Price ($)	$65.75	$50.61	$52.70
Weighted Average Floor Price ($)	$50.00	$40.00	$40.00
Weighted Average Sub-Floor Price ($)	$40.00	$30.00	$31.00

NGL Swaps:
Average Monthly Volume (Bbls)	111,450	22,800
Weighted Average Fixed Price ($)	$21.99	$24.25

Non-GAAP Reconciliations

We include in this report the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow and provide our reconciliation of those measures to net cash flows from operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:

(Amounts in thousands, except per share data)	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Net cash provided by operating activities	$20,609	$29,900	$13,089
Changes in working capital	(217)	5,766	(455)
Interest expense, net	3,362	6,209	7,647
Gain (loss) on interest rate swaps	20	(438)	(3,617)
Cash settlements paid (received) on interest rate swaps	462	346	(22)
Cash settlements paid (received) on terminated commodity derivatives	—	(17,977)	—
Amortization and write-off of deferred financing fees	(135)	(2,690)	(309)
Reorganization items, net	180	166	186
Exploration costs	5	3	16
Acquisition and divestiture related costs	152	44	481
Severance payments	25	10	19
Plugging and abandonment cost	312	—	—
Current income tax expense (benefit)	—	85	—
Non-cash loss on office lease	—	—	—
Other	(15)	(109)	201

Adjusted EBITDA:	$24,760	$21,315	$17,236

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:

(Amounts in thousands)	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Adjusted EBITDA:	$24,760	$21,315	$17,236
Less: Cash interest expense	3,739	3,456	3,825
Less: Capital expenditures	4,999	6,791	15,276

Free Cash Flow	$16,023	$11,067	$(1,865)

Our Corporate Information

Our principal executive offices are at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and our telephone number is (713) 490-8900. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMPY.” Information contained on our website, www.amplifyenergy.com, does not constitute a part of this prospectus supplement.

The Offering

Common Stock Offered by the Selling Stockholders	8,548,485 shares.

Common Stock Outstanding after this Offering	37,656,451 shares of common stock.

Use of Proceeds	The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock in this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Listing and Trading Symbol	Shares of our common stock trade on the NYSE under the symbol “AMPY.”

Risk Factors	Investing in our common stock involves risks. For a discussion of certain risks you should consider before investing in our common stock, see “Risk Factors” beginning on page S-8 of this prospectus supplement, page 3 of the Amplify Base Prospectus, page 2 of the Midstates Base Prospectus and “Item 1A. Risk Factors” beginning on page 30 of our Annual Report on Form 10-K for the year ended December 31, 2019, page 38 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, page 39 of our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, and page 40 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2020.

Unless indicated otherwise, information regarding outstanding shares of our common stock does not include shares of common stock reserved for issuance pursuant to the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan or Amplify Energy Corp. Management Incentive Plan or shares of common stock underlying outstanding warrants or options to acquire shares of common stock.

RISK FACTORS

The shares of our common stock offered by this prospectus supplement and the accompanying base prospectuses involve a high degree of risk. You should read carefully the risks and uncertainties described in this prospectus supplement, the accompanying base prospectuses and the documents incorporated by reference herein, including the discussion of the material risks relating to an investment in our common stock beginning on page 3 of the accompanying base prospectuses, as well as those discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2020.

We are currently out of compliance with the NYSE minimum share price and market capitalization requirements and are at risk of the NYSE delisting our common stock, which would have an adverse impact on the trading volume, liquidity and market price of our common stock.

On August 31, 2020, we received written notification (the “Market Cap Notice”) from the NYSE that the we no longer satisfied the continued listing compliance standards set forth under Section 802.01B of the NYSE Listed Company Manual, or the “Manual,” because our average global market capitalization was less than $50,000,000 over a consecutive 30 trading-day period that ended on August 28, 2020 and, at the same time, our stockholders’ equity was less than $50,000,000.

Under NYSE procedures, we had 45 days from its receipt of the Market Cap Notice to submit a plan to the NYSE demonstrating how we intend to regain compliance with the NYSE’s continued listing standards within 18 months. We submitted our plan to regain compliance with the listing standards within the required timeframe and our plan was subsequently accepted by the NYSE.

In addition, on October 13, 2020, we received written notification (the “Share Price Notice”) from the NYSE that we no longer satisfied the continued listing compliance standards set forth under Section 802.01C of the Manual because the average closing price of the common stock was below $1.00 over a 30 consecutive trading-day period that ended October 12, 2020 (the “Share Price Deficiency”). Under the NYSE’s rules, we have six months following receipt of the Share Price Notice to regain compliance with the minimum share price requirement.

We notified the NYSE of our intent to cure the Share Price Deficiency and return to compliance with the NYSE’s continued listing requirements. We can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, the common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

Under NYSE rules, the common stock, will continue to be listed on the NYSE during the cure periods described above, subject to our compliance with other continued listing requirements. The common stock’s trading symbol “AMPY” was assigned a “.BC” indicator by the NYSE to signify that we currently are not in compliance with the NYSE’s continued listing requirements. If we fail to regain compliance with Sections 802.01B or 802.01C, as applicable, of the Manual during the applicable cure periods, the common stock will be subject to the NYSE’s suspension and delisting procedures.

A delisting of our common stock from the NYSE could negatively impact us as it would likely reduce the liquidity and market price of our common stock; reduce the number of investors willing to hold or acquire our common stock; and negatively impact our ability to access equity markets and obtain financing. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common stock and limit the number of investors who are able to buy the common stock.

The transactions in connection with this offering could trigger a limitation on the utilization of our historic U.S. net operating loss carryforwards.

Our ability to utilize U.S. net operating loss carryforwards to reduce future taxable income following this offering may be subject to various limitations under the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 of the Code imposes such a limitation upon the occurrence of an ownership change resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain stockholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such stockholders within a rolling three-year period. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of the company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in with the ownership change occurs. In addition, any limitation would be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold, and further, if there is a net unrealized built-in loss at the time of an ownership change, then the limitation may apply to tax attributes other than just loss carryforwards, such as depreciable basis. Based on the information currently available, we believe that the transactions in connection with this offering should not result in an ownership change.

However, issuances, sales and/or exchanges of our common stock (including, potentially, relatively small transactions and transactions beyond our control), taken together with prior transactions with respect to our common stock and this offering, could trigger an ownership change and therefore a limitation on our ability to utilize its U.S. loss carryforwards. If we experience an ownership change, any resulting limitation under Section 382 of the Code could cause some of such loss carryforwards to expire before we would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of tax assets or both.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders identified in this prospectus supplement. The selling stockholders will receive all of the net proceeds from the sale of these shares. See “Selling Stockholders.”

We have agreed to pay certain expenses incurred by the selling stockholders in connection with this offering, other than underwriting discounts and commissions. See “Underwriting” for additional information regarding underwriting compensation.

SELLING STOCKHOLDERS

This prospectus supplement covers the offering for resale of up to an aggregate of 8,548,485 shares of common stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling stockholders and such information is as of December 4, 2020. We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of common stock owned by them which are included in this prospectus supplement, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of the shares of common stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus supplement. The selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus supplement. The percent of beneficial ownership for the selling security holders is based on 37,656,451 shares of common stock outstanding as of December 9, 2020.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After this Offering(2)
	Number	Percentage	Number	Number	Percentage
Selling stockholders:
Fir Tree Capital Opportunity Master Fund III, L.P.(3)	196,619	0.5%	196,619	—	—%
Fir Tree E&P Holdings III, LLC(4)	3,703,131	9.8%	3,703,131	—	—%
Fir Tree E&P Holdings VII LLC(5)	2,614,811	6.9%	2,614,811	—	—%
Fir Tree E&P Holdings VIII LLC(6)	2,033,924	5.4%	2,033,924	—	—%

(1)

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)	Assumes the selling stockholders do not acquire beneficial ownership of any additional shares of our common stock.
(3)

The address of this beneficial owner is 55 West 46th Street, New York, NY 10036. Fir Tree Capital Management LP (“FTCM”) is the investment manager for Fir Tree Capital Opportunity Master Fund III, L.P. David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Sultan and Biondo has voting and investment power with respect to the shares of common stock owned by Fir Tree Capital Opportunity Master Fund III, L.P. and may be deemed to be the beneficial owner of such shares. Evan S. Lederman and David H. Proman are directors of the Company and managing directors of FTCM. Messrs. Lederman and Proman do not have voting and investment power with respect to the shares of common stock owned by the Fir Tree funds in their capacities as managing directors of FTCM.
(4)

The address of this beneficial owner is 55 West 46th Street, New York, NY 10036. FTCM is the investment manager for Fir Tree E&P Holdings III, LLC. David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Sultan and Biondo has voting and investment power with respect to the shares of common stock owned by Fir Tree E&P Holdings III, LLC and may be deemed to be the beneficial owner of such shares. Evan S. Lederman and David H. Proman are directors of the Company and managing directors of FTCM. Messrs. Lederman and Proman do not have voting and investment power with respect to the shares of common stock owned by the Fir Tree funds in their capacities as managing directors of FTCM.

(5)

The address of this beneficial owner is 55 West 46th Street, New York, NY 10036. FTCM is the investment manager for Fir Tree E&P Holdings VII LLC. David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Sultan and Biondo has voting and investment power with respect to the shares of common stock owned by Fir Tree E&P Holdings VII LLC and may be deemed to be the beneficial owner of such shares. Evan S. Lederman and David H. Proman are directors of the Company and managing directors of FTCM. Messrs. Lederman and Proman do not have voting and investment power with respect to the shares of common stock owned by the Fir Tree funds in their capacities as managing directors of FTCM.

(6)

The address of this beneficial owner is 55 West 46th Street, New York, NY 10036. FTCM is the investment manager for Fir Tree E&P Holdings VIII LLC. David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Sultan and Biondo has voting and investment power with respect to the shares of common stock owned by Fir Tree E&P Holdings VIII LLC and may be deemed to be the beneficial owner of such shares. Evan S. Lederman and David H. Proman are directors of the Company and managing directors of FTCM. Messrs. Lederman and Proman do not have voting and investment power with respect to the shares of common stock owned by the Fir Tree funds in their capacities as managing directors of FTCM.

For information about our relationships with the selling stockholders, please see the documents incorporated by reference into this prospectus supplement.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities or accounts whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Each Plan will be deemed to have acknowledged and represented (which acknowledgement and representation shall be deemed repeated and reaffirmed on each day the Plan holds any shares of our common stock) that neither we nor any of our affiliates (collectively, the “Relevant Parties”) have been relied upon for any advice with respect to the Plan’s decision to purchase or hold any shares of our common stock and none of the Relevant Parties shall at any time be relied upon by the Plan as the ERISA Plan’s fiduciary with respect to the ERISA Plan’s investment in the shares of our common stock. The decision to purchase and hold shares of our common stock must be made solely by each prospective Plan purchaser on an arm’s length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(i)

the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(ii)

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(iii)

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Accordingly, by acquiring shares of our common stock, each purchaser will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser to acquire or hold shares of our common stock constitutes assets of any Plan or (ii) the purchase and holding of the shares of our common stock by such purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that acquired such common stock pursuant to this offering and that holds such common stock as a “capital asset” within the meaning of Section 1221 of the Code, generally property held for investment. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought and will not seek any ruling from the Internal Revenue Service, or the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, alternative minimum tax consequences, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership (or an investor therein) or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Partnerships, or other entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation), are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Distributions

We do not anticipate making any distributions on our common stock in the foreseeable future. However, if we do make distributions of cash or other property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital, which will reduce the non-U.S. holder’s tax basis in our common stock until such basis equals zero, and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividends paid to a non-U.S. holder on our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “— Additional Withholding Requirements Under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to any exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, provided that our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock was not considered to be regularly traded on an established securities market, such non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition (and to any distributions treated as a non-taxable return of capital or capital gain from the sale or exchange of such common stock as described above under “—Distributions”).

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements Under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock. Under proposed U.S. Treasury regulations that may be relied upon pending adoption of final U.S. Treasury regulations, a withholding tax on gross proceeds (that had been previously deferred by prior IRS guidance) would be eliminated and, consequently, FATCA withholding on gross proceeds paid from the sale or other disposition of our common stock is not expected to apply.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

We and the selling stockholders named herein have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth, with respect to the shares of common stock subject to this offering. Subject to certain conditions, the selling stockholders have severally agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock provided below.

Underwriter	Number of Shares
Roth Capital Partners, LLC	8,548,485

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken.

Discount, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share of common stock. After this offering, the combined public offering price and concession to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by its and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discount payable to the underwriter by the selling stockholders in connection with this offering:

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions paid by the selling stockholders	$	$

The selling stockholders have agreed to reimburse the underwriter for certain out-of-pocket expenses, including the fees and disbursements of its counsel, not to exceed $25,000 in the aggregate. We estimate that expenses payable by us in connection with this offering will be approximately $500,000.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

NYSE Listing

Our common stock is listed on the NYSE under the symbol “AMPY.”

Electronic Distribution

This prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

European Economic Area

This prospectus supplement does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC, or a Relevant Member State, an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and has not been approved under section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA, by a person authorized under FSMA. The financial promotions contained in this prospectus supplement are directed at, and this prospectus supplement is only being distributed to, (1) persons who receive this prospectus supplement outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FSMA Order 2005, all such persons together being referred to as Relevant Persons. This prospectus supplement must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)

it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Other

The underwriter and/or its affiliates may in the future provide various investment banking and other financial services for us for which services it may in the future receive, customary fees. In the course of its business, the underwriter and its affiliates may actively trade our securities for its own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information included directly in this prospectus supplement. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the cover page of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below, and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until all offerings under these registration statements are completed or terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 5, 2020;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June  30, 2020, and September 30, 2020, filed with the Commission on May 6, 2020, August 5, 2020, and November 5, 2020, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 24, 2020, February 3, 2020, April 3, 2020, April 15, 2020, April  21, 2020, May 21, 2020, June  15, 2020, June  24, 2020, September  4, 2020, October  14, 2020, and November 18, 2020; and

•	the description of our common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on May 3, 2017.

Any statement made in this prospectus supplement or in any amendment or in a document incorporated by reference into this prospectus supplement or in any amendment will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes that statement.

Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement, without charge, through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement.

You should direct requests for those documents to:

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

(713) 490-8900

Our Annual Report on Form 10-K and other reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.amplifyenergy.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

LEGAL MATTERS

The validity of shares of our common stock offered in this prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the selling stockholders by Lowenstein Sandler LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Amplify Energy Corp. and its subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2019 and December 31, 2018 and the period from May 5, 2017 through December 31, 2017 (Successor) and the period from January 1, 2017 through May 4, 2017 (Predecessor) and the related notes (collectively, the consolidated financial statements), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statements in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph as follows: As discussed in note 2 to the consolidated financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus supplement have been derived from the report prepared by Cawley, Gillespie & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firm as an expert regarding the matters contained in its report.

PROSPECTUS

12,291,246 Shares

Amplify Energy Corp.

12,291,246 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale of up to an aggregate of 12,291,246 shares of common stock, par value $0.01 per share (the “Common Stock”), of Amplify Energy Corp. (the “Company”) by the selling stockholders identified in this prospectus. The Common Stock offered under this prospectus was issued to such selling stockholders pursuant to that certain Agreement and Plan of Merger, dated as of May 5, 2019 (the “Merger Agreement”), by and among Midstates Petroleum Company, Inc., a Delaware corporation (“Midstates”), Midstates Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of Midstates (“Merger Sub”) and Amplify Energy Corp., a Delaware corporation (“Legacy Amplify”), pursuant to which Merger Sub merged with and into Legacy Amplify, with Legacy Amplify surviving the Merger as a wholly owned subsidiary of Midstates (the “Merger”), and immediately following the Merger, Legacy Amplify merged with and into Alpha Mike Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Midstates (“LLC Sub”), with LLC Sub surviving as a wholly owned subsidiary of Midstates. On August 6, 2019 (the “Effective Date”), the Merger closed and, pursuant to the Merger Agreement, Midstates changed its name to “Amplify Energy Corp.” and LLC Sub changed its name to “Amplify Energy Holdings LLC.” Also on the Effective Date, pursuant to the Merger Agreement, each share of Legacy Amplify common stock held by such selling stockholders was converted into the right to receive 0.933 shares of common stock of the Company, rounded up to the nearest whole share. Shares of Common Stock registered hereunder represent shares of Common Stock that were issued to the selling stockholders in connection with the Merger as consideration for shares of Legacy Amplify common stock held by such selling stockholders prior to the closing of the Merger.

Pursuant to this prospectus, the selling stockholders are permitted to offer shares of our Common Stock from time to time, if and to the extent as they may determine, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling stockholders may sell shares through agents they select or through underwriters and dealers they select. The selling stockholders also may sell shares directly to investors. If the selling stockholders use agents, underwriters or dealers to sell the shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.

We are registering the offer and sale of the shares of Common Stock hereunder pursuant to the amended and restated registration rights agreement, dated August 6, 2019, between the Company and certain of its stockholders (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the shares of Common Stock. The selling stockholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of the shares of Common Stock.

The selling stockholders identified in this prospectus are offering all of the shares of Common Stock under this prospectus. We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Information Incorporated by Reference” sections of this prospectus for information about us and our financial statements.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMPY.” On October 10, 2019, the closing price of our Common Stock on the NYSE was $6.56 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and the “Risk Factors” sections in our and Legacy Amplify’s Annual Reports on Form 10-K for the year ended December 31, 2018 to read about risks you should consider before buying shares of our Common Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 11, 2019

We and the selling stockholders have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any free writing prospectus prepared by us or on our behalf or to which we have referred you. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Forward-Looking Statements” and “Risk Factors.”

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	acquisition and disposition strategy;

•	cash flows and liquidity;

•	financial strategy;

•	ability to replace the reserves we produce through drilling;

•	drilling locations;

•	oil and natural gas reserves;

•	technology;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	lease operating expense;

•	gathering, processing and transportation;

•	general and administrative expense;

•	future operating results;

•	ability to procure drilling and production equipment;

•	ability to procure oil field labor;

•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	ability to access capital markets;

•	marketing of oil, natural gas and NGLs;

•	acts of God, fires, earthquakes, storms, floods, other adverse weather conditions, war, acts of terrorism, military operations or national emergency;

•	expectations regarding general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	expectations regarding governmental regulation and taxation;

•	expectations regarding developments in oil-producing and natural-gas producing countries; and

•	plans, objectives, expectations and intentions.

All statements, other than statements of historical fact, included in this prospectus, any prospectus supplement and the documents we incorporate by reference are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,”

“outlook,” “continue,” the negative of such terms or other comparable terminology. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following risks and uncertainties:

•	our results of evaluation and implementation of strategic alternatives;

•	risks related to a redetermination of the borrowing base under our senior secured reserve-based revolving credit facility;

•	our ability to access funds on acceptable terms, if at all, because of the terms and conditions governing our indebtedness, including financial covenants;

•	our ability to satisfy debt obligations;

•	volatility in the prices for oil, natural gas, and NGLs, including further or sustained declines in commodity prices;

•	the potential for additional impairments due to continuing or future declines in oil, natural gas and NGL prices;

•	the uncertainty inherent in estimating quantities of oil, natural gas and NGLs reserves;

•	our substantial future capital requirements, which may be subject to limited availability of financing;

•	the uncertainty inherent in the development and production of oil and natural gas;

•	our need to make accretive acquisitions or substantial capital expenditures to maintain our declining asset base;

•	the existence of unanticipated liabilities or problems relating to acquired or divested businesses or properties;

•	potential acquisitions, including our ability to make acquisitions on favorable terms or to integrate acquired properties;

•

the consequences of changes we have made, or may make from time to time in the future, to our capital expenditure budget, including the impact of those changes on our production levels, reserves, results of operations and liquidity;

•	potential shortages of, or increased costs for, drilling and production equipment and supply materials for production, such as CO2;

•	potential difficulties in the marketing of oil and natural gas;

•	changes to the financial condition of counterparties;

•	uncertainties surrounding the success of our secondary and tertiary recovery efforts;

•	competition in the oil and natural gas industry;

•	general political and economic conditions, globally and in the jurisdictions in which we operate;

•	the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing;

•	the risk that our hedging strategy may be ineffective or may reduce our income;

•	the cost and availability of insurance as well as operating risks that may not be covered by an effective indemnity or insurance;

•	actions of third-party co-owners of interest in properties in which we also own an interest; and

•	other risks and uncertainties described in “Risk Factors” and under the heading “Item 1A. Risk Factors” in our and Legacy Amplify’s Annual Reports on Form 10-K for the year ended December 31, 2018.

The forward-looking statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements. For additional information regarding known material factors that could affect our operating results or performance, please read the section entitled “Risk Factors” in this prospectus and in any applicable prospectus supplement, as well as all risk factors described in the documents incorporated by reference herein, including, without limitation, the factors described in “Part I—Item 1A. Risk Factors” of our and Legacy Amplify’s Annual Reports on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019 and March 6, 2019, respectively. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. You should read this entire prospectus carefully, including risk factors and the documents incorporated by reference herein, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Information Incorporated by Reference.”

When referring to Amplify Energy Corp. (formerly known as Midstates Petroleum Company, Inc.) (the “Company,” “Amplify Energy,” “us,” “our,” “we,” or similar expressions), the intent is to refer to Amplify Energy Corp., a Delaware corporation, and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made.

Company Overview

We are an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties located in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas.

Our business activities are conducted through Amplify Energy Operating LLC, our wholly owned subsidiary, and its wholly owned subsidiaries, and we operate in one reportable segment. Our assets consist primarily of producing oil and natural gas properties and are located in Oklahoma, Texas, Louisiana, Wyoming and offshore California. Most of our oil and natural gas properties are located in large, mature oil and natural gas reservoirs.

Corporate Information

Our principal executive offices are at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and our telephone number is (713) 490-8900. Our Common Stock is listed on the NYSE under the symbol “AMPY.” Information contained on our website, www.amplifyenergy.com, does not constitute a part of this prospectus.

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The Offering

Common Stock offered by the selling stockholders	Up to 12,291,246 shares of Common Stock.

Common Stock outstanding as of September 30, 2019 prior to and after giving effect to the shares that may be offered pursuant to this prospectus	39,978,099 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock that may be sold by the selling stockholders from time to time pursuant to this prospectus.

NYSE ticker symbol	“AMPY.”

Risk factors

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before you invest in our Common Stock, you should carefully consider those risk factors described under the heading “Item 1A. Risk Factors” in our and Legacy Amplify’s Annual Reports on Form 10-K for the year ended December 31, 2018, as well as any risk factors contained in our or Legacy Amplify’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which are incorporated by reference into this prospectus. The risks described in this prospectus, in addition to the risks described in the documents we incorporate by reference herein may not be the only risks we face, as our business and operations may also be subject to risks that we do not yet know of, or that we currently believe are immaterial. We expect to update these risk factors from time to time in the periodic and current reports that we file with the SEC after the date of this prospectus, which will be incorporated by reference into this prospectus. You should be aware that the occurrence of any of the events described in the risk factors included in this prospectus or incorporated by reference herein could have a material adverse effect on our business, financial position, results of operations and cash flows and the trading price of our securities could decline and you could lose all or part of your investment.

3

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from these sales of our Common Stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

4

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 12,291,246 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

The selling stockholders acquired the shares of Common Stock offered hereby in connection with the closing of the Merger as consideration for shares of Legacy Amplify common stock held by such selling stockholders prior to the closing of the Merger on August 6, 2019. On August 6, 2019, we entered into the Amended and Restated Registration Rights Agreement with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain shares of Common Stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling stockholders and such information is as of August 6, 2019. We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling security holders is based on 39,978,099 shares of Common Stock outstanding as of September 30, 2019.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Offered Hereby		Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
	Number	Percentage			Number	Percentage
Selling stockholders:
Fir Tree Capital Management LP(3)	10,912,114	27.30%	6,226,716	(4)	—	—%
Brigade Capital Management, LP(5)	4,546,711	11.37%	4,546,711		—	—%
Axys Capital Income Fund, LLC(6)	1,517,819	3.80%	1,517,819		—	—%

(1)

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

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(2)	Assumes the selling stockholders do not acquire beneficial ownership of any additional shares of our Common Stock.
(3)

The address of this beneficial owner is 55 West 46th Street, New York, NY 10036. Consists of (i) 4,511,814 shares of common stock held directly by Fir Tree E&P Holdings III, LLC (ii) 223,689 shares of common stock held directly by FT SOF IV Holdings, LLC, (iii) 93,339 shares of common stock held directly by FT SOF V Holdings, LLC, (iv) 239,557 shares owned by Fir Tree Capital Opportunity Master Fund III, LP, (vii) 3,185,833 shares owned by Fir Tree E&P Holdings VII, LLC and (viii) 2,657,882 shares owned by Fir Tree E&P Holdings VIII, LLC (collectively, the “Fir Tree funds”). Fir Tree Capital Management LP (“FTCM”) (f/k/a Fir Tree Inc.) is the investment manager for the Fir Tree funds. Jeffrey Tannenbaum, David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Tannenbaum, Sultan and Biondo has voting and investment power with respect to the shares of common stock owned by the Fir Tree funds and may be deemed to be the beneficial owner of such shares. Evan S. Lederman and David H. Proman are directors of the Company and managing directors of FTCM. Messrs. Lederman and Proman do not have voting and investment power with respect to the shares of common stock owned by the Fir Tree funds in their capacities as managing directors of FTCM.

(4)

Represents shares of Legacy Amplify common stock owned by the Fir Tree funds that were converted into shares of Common Stock in connection with the Merger. Shares of Common Stock owned by the Fir Tree funds prior to the Effective Time of the Merger were previously registered under Post-Effective Amendment No. 2 to Form S-1 on Form S-3 filed with the SEC on April 12, 2018 (File No. 333-215602).

(5)

The address of this beneficial owner is 399 Park Ave, Suite 1600, New York, NY 10022. Consists of (i) 13,082 shares owned by Future Directions Credit Opportunities Fund, (ii) 387,484 shares owned by Brigade Credit Fund II Ltd., (iii) 13,033 shares owned by Big River Group Fund SPC LLC, (iv) 112,613 shares owned by Brigade Cavalry Fund Ltd, (v) 110,891 shares owned by Blue Falcon Limited, (vi) 40,473 shares owned by Delta Master Trust, (vii) 299,101 shares owned by Brigade Distressed Value Master Fund Ltd., (viii) 636,672 shares owned by Brigade Energy Opportunities Fund II LP, (ix) 1,428,867 shares owned by Brigade Energy Opportunities Fund LP, (x) 42,824 shares owned by FedEx Corporation Employees’ Pension Trust, (xi) 16,781 shares owned by Brigade Opportunistic Credit Fund—ICIP, Ltd., (xii) 20,211 shares owned by Illinois State Board of Investment, (xiii) 14,677 shares owned by FCA Canada Inc. Elected Master Trust, (xiv) 15,848 shares owned by FCA US LLC Master Retirement Trust, (xv) 32,867 shares owned by JPMorgan Chase Retirement Plan Brigade Bank Loan, (xvi) 22,922 shares owned by JPMorgan Chase Retirement Plan Brigade, (xvii) 151,968 shares owned by Brigade Opportunistic Credit LBG Fund Ltd., (xviii) 93,209 shares owned by Los Angeles County Employees Retirement Association, (xix) 615,632 shares owned by Brigade Leveraged Capital Structures Fund Ltd., (xx) 25,699 shares owned by SC Credit Opportunities Mandate LLC, (xxi) 21,491 shares owned by U.S. High Yield Bond Fund, (xxii) 43,157 shares owned by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, (xxiii) 119,341 shares owned by SEI Institutional Investments Trust-High Yield Bond Fund, (xxiv) 81,558 shares owned by SEI Institutional Managed Trust-High Yield Bond Fund, (xxv) 18,496 shares owned by GIC Private Limited, (xxvi) 49,545 shares owned by The Coca-Cola Company Master Retirement Trust, (xxvii) 41,650 shares owned by St. James’ Place Diversified Bond Unit Trust and (xxviii) 76,619 shares owned by Panther BCM LLC (collectively, the “Brigade funds”). Brigade Capital Management, LP has voting and investment power with respect to the shares of common stock owned by the foregoing entities and may be deemed to be the beneficial owner of the shares of common stock owned by the Brigade funds and accounts. Scott L. Hoffman is a director of the Company and senior analyst at Brigade Capital Management, LP. Mr. Hoffman disclaims beneficial ownership of the shares of common stock owned by Brigade Capital Management, LP.

(6)

Trust Asset Management LLC has voting and investment power with respect to the common stock owned by Axys Capital Income Fund, LLC and may be deemed to be the beneficial owner of the shares of common stock owned by Axys Capital Income Fund, LLC.

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PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares of Common Stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which Common Stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares of Common Stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of Common Stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares of Common Stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

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The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

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DESCRIPTION OF CAPITAL STOCK

Capital Stock

The total number of shares of all classes of stock which the Company shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

As of September 30, 2019, we had 39,978,099 shares of Common Stock and no shares of Preferred Stock outstanding. Summarized below are material provisions of our Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and second amended and restated bylaws (the “Bylaws”), as well as relevant sections of the Delaware General Corporation Law (the “DGCL”). The following summary is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

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Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our Certificate of Incorporation and our Bylaws described below contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

Delaware Law

We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of the provisions of Section 203.

Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

•	permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

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•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by the affirmative vote of the holders of a majority of our then outstanding common stock);

•

provide that our amended and restated Bylaws may only be amended by the affirmative vote of the holders of a majority of our then outstanding common stock or by resolution adopted by a majority of the directors;

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board or the board of directors;

•

eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

•

provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws or (4) any action asserting a claim against us governed by the internal affairs doctrine.

The choice of forum provisions summarized above are not intended to apply to claims for which federal law creates exclusive jurisdiction, including the Exchange Act. We further note that the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created under the Securities Act, so there is uncertainty as to whether a court would enforce the forum selection provision with respect to claims under the Securities Act, and in any event, our stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Directors’ Liability and Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising under the Securities Act.

Our Certificate of Incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

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The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our Certificate of Incorporation provides that we indemnify each director and the officers, employees and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware. Our Certificate of Incorporation also requires us to advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act that occurred prior to any amendment to or repeal of such provisions or the adoption of an inconsistent provision. If the DGCL is amended to provide further limitation on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. We also maintain director and officer liability insurance.

Other Rights

Under the terms of our Certificate of Incorporation and the Bylaws, we are prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

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LEGAL MATTERS

Certain legal matters in connection with our Common Stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Midstates Petroleum Company, Inc. (renamed Amplify Energy Corp. on August 6, 2019) incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Amplify Energy Corp. and its subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018, the period May 5, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through May 4, 2017 and the year ended December 31, 2016 (Predecessor) and the related notes (collectively, the consolidated financial statements), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

As discussed in note 2 to the consolidated financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, L.P. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of Common Stock offered for sale from time to time pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our website once they are filed with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. Our SEC filings are available on the SEC’s website at www.sec.gov. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

This prospectus incorporates by reference the documents listed below, and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until all offerings under this registration statement are completed or terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019 (File No. 001-35512);

•	Legacy Amplify’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 6, 2019 (File No. 001-35364);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May 10, 2019 and August 5, 2019, respectively (File No. 001-35512);

•	Legacy Amplify’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May 9, 2019 and August 5, 2019, respectively (File No. 001-35364);

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2019, March 13, 2019, May 6, 2019, August 2, 2019, August 6, 2019 and August 29, 2019 (File No. 001-35512);

•	Legacy Amplify’s Current Reports on Form 8-K filed with the SEC on March 25, 2019, May 6, 2019, May 16, 2019, July 17, 2019, July 26, 2019, and August 2, 2019 (file No. 001-35364); and

•	the description of our Common Stock set forth in the Registration Statement on Form 8-A (File No. 001-35512), filed with the SEC on May 3, 2017.

All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.

Any statement made in this prospectus or in any prospectus supplement or amendment or in a document incorporated by reference into this prospectus or in any prospectus supplement or amendment will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes that statement.

Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus.

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You should direct requests for those documents to:

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

(713) 490-8900

Our Annual Report on Form 10-K and other reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.amplifyenergy.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

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PROSPECTUS

Midstates Petroleum Company, Inc.

12,629,939 Shares

Common Stock

This prospectus relates to the resale or other disposition of up to 12,629,939 shares of the common stock, par value $0.01, of Midstates Petroleum Company, Inc., a Delaware corporation, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The number of shares consists of 12,329,939 shares of common stock that are currently issued and outstanding and 300,000 shares of common stock that certain of the selling stockholders may receive upon exercise of warrants. The selling stockholders acquired all of the shares of common stock, including the shares they may receive upon exercise of the warrants, covered by this prospectus in a distribution pursuant to Section 1145 under the United States Bankruptcy Code in connection with our plan of reorganization that became effective on October 21, 2016.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholders will be responsible for any underwriting fees, discounts and commissions due to underwriters, brokers-dealers or agents. Please see the section titled “Plan of Distribution” of this prospectus for a more complete description of how the offered common stock may be sold.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MPO.” On May 1, 2018, the closing price of our common stock on the NYSE was $14.15 per share.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 2, 2018

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

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ABOUT THE COMPANY

Unless indicated otherwise or the context otherwise requires, references in this prospectus to “Midstates,” the “Company,” “us,” “we,” “our,” or “ours” or like terms refer to Midstates Petroleum Company, Inc. We are an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids rich basins in the onshore United States. Our operations are primarily focused on exploration and production activities in the Mississippian Lime and Anadarko Basin, with our corporate headquarters located in Tulsa, Oklahoma.

Our principal executive offices are located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, and our telephone number at that address is (918) 947-8550. Our website is located at www.midstatespetroleum.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

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RISK FACTORS

You should carefully consider the risks described in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in our securities. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our common stock could decline and you could lose some or all of your investment.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	business strategy;

•	estimated future net reserves and present value thereof;

•	technology;

•	financial condition, revenues, cash flows and expenses;

•	levels of indebtedness, liquidity, borrowing capacity and compliance with debt covenants;

•	financial strategy, budget, projections and operating results;

•	oil and natural gas realized prices;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	the amount, nature and timing of capital expenditures, including future development costs;

•	availability of oilfield labor;

•	availability of third party natural gas gathering and processing capacity;

•	availability and terms of capital;

•	drilling of wells, including our identified drilling locations;

•	successful results from our identified drilling locations;

•	marketing of oil and natural gas;

•	the integration and benefits of asset and property acquisitions or the effects of asset and property acquisitions or dispositions on our cash position and levels of indebtedness;

•	infrastructure for salt water disposal and electricity;

•	current and future ability to dispose of salt water;

•	sources of electricity utilized in operations and the related infrastructures;

•	costs of developing our properties and conducting other operations;

•	general economic conditions;

•	effectiveness of our risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

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•	the outcome of pending and future litigation;

•	governmental regulation and taxation of the oil and natural gas industry;

•	developments in oil and natural gas producing countries;

•	capital structure;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

All forward looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward looking statements. These forward looking statements are subject to a number of risks, uncertainties and assumptions. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus.

These factors include:

•	variations in the market demand for, and prices of, oil, natural gas liquids and natural gas;

•	uncertainties about our estimated quantities of oil and natural gas reserves;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our reserves based revolving credit facility;

•	access to capital and general economic and business conditions;

•	uncertainties about our ability to replace reserves and economically develop our current reserves;

•	risks in connection with acquisitions;

•	risks related to the concentration of our operations onshore in Oklahoma and Texas;

•	drilling results;

•	the potential adoption of new governmental regulations, including future regulations regarding the disposal of salt water; and

•	our ability to satisfy future cash obligations and environmental costs.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions may change the schedule of any future production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection

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with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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USE OF PROCEEDS

All of the common stock covered by this prospectus is being sold by the selling stockholders. See “Principal and Selling Stockholders.” We will not receive any proceeds from these sales of our common stock.

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SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 12,629,939 shares of common stock that may be offered and sold from time to time under this prospectus by the selling stockholders. The selling stockholders identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby. The selling stockholders acquired the common stock pursuant to our emergence from Chapter 11 bankruptcy on October 21, 2016. On October 21, 2016, we entered into an agreement containing registration rights with the selling stockholders (the “Registration Rights Agreement”) pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common stock held by the selling stockholders, and shares of common stock to be issued upon exercise of warrants, from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We filed such registration statement with the SEC on Form S-1 (File No. 333-215602), which was subsequently amended by Amendment No. 1 filed on February 7, 2017 and became effective on February 10, 2017. The registration statement registered 14,470,293 shares of our common stock, consisting of 13,473,639 shares of common stock that are currently issued and outstanding and 996,654 shares of common stock that certain of the selling stockholders may receive upon exercise of warrants. In addition, the Registration Rights Agreement requires us to convert the Form S-1 into a Form S-3 after we become eligible to use Form S-3, and we are filing this Form S-3 pursuant to the requirements of the Registration Rights Agreement.

We have prepared the table and the related notes based on information supplied to us by the selling stockholders or, as indicated in the applicable footnote, based on information provided in the most recent Schedule 13D or Schedule 13G filed by such selling stockholder. We have not sought to verify such information. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling stockholders prior to this offering is based on, for each respective stockholder, the sum of 25,255,049 shares of our common stock outstanding as of the date of this prospectus.

	Shares of Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Name of Beneficial Owner	Number		Percentage	Hereby	Number	Percentage
Selling Stockholders:
Avenue Capital funds(3)	3,494,914		13.8%	3,494,914	0	*
Centerbridge funds(4)	2,741,947	(5)	10.9%	2,741,947	0	*
Fir Tree funds(6)	6,393,078		25.3%	6,393,078	0	*

*	Less than 1%
(1)

The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, convertible preferred stock, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2)

Assumes the exercise of all warrants and the sale of all shares held by the selling stockholders covered by this prospectus and assumes the selling stockholders do not acquire beneficial ownership of any additional

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shares of our common stock. The selling stockholders are not obligated to sell any of the shares of our common stock covered by this prospectus.
(3)

Comprised of 3,494,914 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. (“Avenue Energy Opportunities Fund”). Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund. GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC. Avenue Capital Management II, L.P. is the investment adviser to Avenue Energy Opportunities Fund, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC and Avenue Capital Management II GenPar, LLC. Each of the foregoing individuals and entities share the power to vote common stock held by Avenue Energy Opportunities Fund. The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(4)

Includes 1,945,529 shares of common stock (including 205,232 shares of common stock issuable upon exercise of warrants) held by Centerbridge Credit Partners Master AIV IV, L.P. (“Master AIV IV”) and 796,418 shares of common stock (including 94,768 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Special Credit Partners II AIV III, L.P. (“SC II AIV III”). Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit GP”) is the general partner of Master AIV IV. Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), as the general partner of Credit GP, has the power to vote and invest the common stock held by Master AIV IV. Centerbridge Special Credit Partners General Partner II, L.P. (“SC II GP”) is the general partner of SC II AIV III. CSCP II Cayman GP Ltd. (“SC II Cayman GP”), as the general partner of SC II GP, has the power to vote and invest the common stock held by SC II AIV III. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control each of Master AIV IV and SC II AIV III. Each of Credit GP, Credit Cayman GP, SC II GP, SC II Cayman GP, Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of such securities. The principal address of the foregoing individuals and entities is 375 Park Avenue, 12th Floor, New York, NY 10152.

(5)	Includes shares issuable upon exercise of warrants.
(6)

Comprised of 1,065,256 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 3,852,002 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 109,494 shares of common stock held directly by FT SOF IV Holdings, LLC, 127,358 shares of common stock held directly by FT SOF V Holdings, LLC and 1,238,968 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC. Fir Tree Inc., is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of our common stock beneficially owned by each of the foregoing entities. The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

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PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the common stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock pursuant to Section 4(a)(2) of the Securities Act or under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

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The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

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DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

The Company’s authorized capital stock consists of 300,000,000 shares, which include 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

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These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or Bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of the provisions of Section 203.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

•	permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by the affirmative vote of the holders of a majority of our then outstanding common stock);

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•

provide that our amended and restated Bylaws may only be amended by the affirmative vote of the holders of a majority of our then outstanding common stock or by resolution adopted by a majority of the directors; and

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board or the board of directors;

•

eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Certificate of Incorporation and amended and restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and amended and restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Rights

Under the terms of our Certificate of Incorporation and the Bylaws, we are prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock currently trades on the NYSE under the symbol “MPO.”

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LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2015, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty) which is incorporated herein by reference. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding our common stock. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common stock offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the internet is located at www.midstatespetroleum.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We furnish or make available to our stockholders annual reports containing our audited financial statements and furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2017 (including the portions of our proxy statement for our 2018 annual meeting of stockholders incorporated by reference therein);

•	our Current Reports on Form 8-K filed on January 26, 2018, March 9, 2018 and April 4, 2018; and

•

the description of our common stock contained in our Form 8-A filed on October 21, 2016 including any amendment to that Form that we may file in the future for the purpose of updating the description of our common stock.

We also incorporate by reference into this registration statement and prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including all such documents we may file with the SEC after the date of this initial registration statement and prior to the effectiveness of this registration statement, until all offerings under this registration statement are completed or terminated. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

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We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Midstates Petroleum Company, Inc.

321 South Boston, Suite 1000

Tulsa, Oklahoma 74103

Telephone Number: (918) 974-8500

Attention: General Counsel

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